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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑ Definitive Proxy Statement
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Lennox International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2140 Lake Park Blvd.
Richardson, Texas 75080
March 24, 2006
Dear Stockholders:
      It is my pleasure to invite you to the 2006 Annual Meeting of Stockholders of Lennox International Inc. The meeting will be held at 9:00 a.m., local time, on Thursday, April 20, 2006, at the University of Texas at Dallas School of Management, southeast corner of Drive A and University Parkway, Richardson, Texas 75083.
      The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items of business that will be discussed and voted upon during the meeting. It is important that you vote your shares whether or not you plan to attend the meeting. To be sure your vote is counted, we urge you to carefully review the Proxy Statement and to vote your choices as soon as possible. You have a choice of voting over the Internet, by telephone or by returning the enclosed Proxy Card by mail. You may also vote in person at the meeting. Please refer to the instructions in the enclosed materials. If you attend the meeting and wish to vote in person, the ballot you submit at the meeting will supersede your proxy.
      I look forward to seeing you at the 2006 Annual Meeting of Stockholders. On behalf of management and our Board of Directors, I want to thank you for your continued support and confidence in 2006.

Sincerely,

John W. Norris, Jr.
Chairman of the Board

2140 Lake Park Blvd.
Richardson, Texas 75080
March 24, 2006

Notice of Annual Meeting of Stockholders
To Be Held On April 20, 2006

To Our Stockholders:
      Notice is hereby given that the 2006 Annual Meeting of Stockholders of Lennox International Inc. will be held on Thursday, April 20, 2006 at 9:00 a.m., local time, at the University of Texas at Dallas School of Management, southeast corner of Drive A and University Parkway, Richardson, Texas 75083 to:

•	elect four Class II directors to hold office for a three-year term expiring at the 2009 Annual Meeting of Stockholders; and

•	transact any other business that may properly come before the Annual Meeting of Stockholders.
      A Proxy Statement, Proxy Card, Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2005 accompany this Notice.
      The Board of Directors has determined that our stockholders of record at the close of business on February 27, 2006 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders.

By Order of the Board of Directors,

William F. Stoll, Jr.
Corporate Secretary
Your Vote Is Important
      To be sure your shares are represented at the Annual Meeting of Stockholders, please vote (1) by calling the toll-free number (866) 540-5760 and following the prompts, or (2) by Internet at www.proxyvoting.com/lii, or (3) by completing, dating, signing and returning your Proxy Card in the enclosed postage-paid envelope as soon as possible. You may vote in person at the Annual Meeting of Stockholders even if you send in your Proxy Card, vote by telephone or vote by Internet. The ballot you submit at the meeting will supersede any prior vote.

PROXY STATEMENT

i

GENERAL INFORMATION REGARDING THE 2006
ANNUAL MEETING OF STOCKHOLDERS
Meeting Date and Location
      The 2006 Annual Meeting of Stockholders will be held on April 20, 2006 at 9:00 a.m., local time, at the University of Texas at Dallas School of Management, southeast corner of Drive A and University Parkway, Richardson, Texas 75083. We began mailing this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, Proxy Card, Annual Report to Stockholders and Annual Report on Form 10-K to our stockholders on or about March 24, 2006 for the purpose of soliciting proxies on behalf of our Board of Directors.
Meeting Agenda
      At the meeting, you will be asked to elect four Class II directors to hold office for a three-year term expiring at the 2009 Annual Meeting of Stockholders and to transact any other business that is properly brought before the meeting.
Record Versus Beneficial Ownership of Shares
      If your shares are registered directly in your name with our transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, we sent our Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card, Annual Report to Stockholders and Annual Report on Form 10-K directly to you.
      If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In that case, our Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card, Annual Report to Stockholders and Annual Report on Form 10-K have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. Your broker, bank or other holder of record will also send you instructions on how to vote. If you have not heard from your broker, bank or other holder of record who holds your stock, please contact them as soon as possible.
Record Date and Number of Votes
      The record date for the 2006 Annual Meeting of Stockholders is February 27, 2006. If you were a stockholder of record at the close of business on February 27, 2006, you may vote at the meeting. At the close of business on the record date, there were 71,400,844 shares of our common stock issued, outstanding and entitled to vote and approximately 879 stockholders of record. Each stockholder is entitled to one vote per share.
Quorum and Vote Required
      A quorum is required to transact business at the meeting. To achieve a quorum at the meeting, stockholders holding a majority of our outstanding shares entitled to vote must be present either in person or represented by proxy. Shares held by us in treasury will not count towards a quorum. However, abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. In the event a quorum is not present at the meeting, we expect the meeting will be adjourned or postponed to solicit additional proxies.
      To be elected, nominees for director must receive a plurality of the votes cast. This means that the director nominees with the most votes are elected, regardless of whether any nominee received a majority of votes cast. All other matters submitted to you at the meeting will be decided by a majority of the votes cast. If you are a beneficial owner, your bank, broker or other holder of record has discretionary authority to vote your shares on the election of directors even if the bank, broker or other holder of record does not receive voting instructions from you. Abstentions and broker non-votes will have no effect on the outcome of the election of our directors.
      A representative of our transfer agent will tabulate the votes and act as inspector of election at the meeting.
Voting Procedures
      To be sure your shares are represented at the Annual Meeting of Stockholders, please vote as soon as possible by using one of the following methods:

•	By Mail: You may complete, date, sign and return your Proxy Card in the enclosed postage-paid envelope. If you sign and return the accompanying Proxy Card and your proxy is not revoked, your shares will be voted in accordance with your voting instructions. If you sign and return your Proxy Card but do not give voting instructions, your shares will be voted as recommended by the Board of Directors.

•	By Telephone or Internet: The telephone and Internet voting procedures established by the Company and administered by our transfer agent are available to our stockholders of record only. If you are a stockholder of record, you can vote by calling the toll-free number (866) 540-5760 and following the prompts or by Internet at www.proxyvoting.com/lii. You should have your Proxy Card in hand when you call or access the website. Telephone and Internet voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on April 19, 2006.

If you are the beneficial owner of shares held in a stock brokerage account or by a bank or other holder of record, you will not be able to vote by calling (866) 540-5760 or by Internet at www.proxyvoting.com/lii. The availability of telephone and Internet voting for beneficial owners will depend on the voting procedures of your broker, bank or other holder of record. These procedures differ from the procedures provided by our transfer agent for stockholders of record. Therefore, you should check the information forwarded to you by your broker, bank or other holder of record to find out which voting options are available to you.

If you vote by telephone or Internet and your proxy is not revoked, your shares will be voted in accordance with your voting instructions and you do not need to return your Proxy Card.

•	In Person at the Annual Meeting of Stockholders: You may vote in person at the meeting even if you send in your Proxy Card, vote by telephone or vote by Internet. The ballot you submit at the meeting will supersede any prior vote. If you attend the Annual Meeting of Stockholders in person and want to vote shares you beneficially hold in street name, you must bring a written proxy from your broker, bank or other holder of record that identifies you as the sole representative entitled to vote the shares indicated.
Changing Your Vote
      You can change your vote on a proposal at any time before the meeting for any reason by revoking your proxy. Proxies may be revoked by filing a written notice of revocation, which includes a later date than the proxy date, with our Corporate Secretary at or before the meeting. Proxies may also be revoked by:

•	submitting a new written proxy bearing a later date than the Proxy Card you previously submitted prior to or at the Annual Meeting of Stockholders;

•	voting again by telephone or Internet before 11:59 p.m., Eastern Daylight Time, on April 19, 2006; or

•	attending the Annual Meeting of Stockholders and voting in person; however, attendance at the meeting will not in and of itself constitute a revocation of your proxy.
      In each case, the later submitted vote will be recorded and the earlier vote revoked. Any written notice of a revocation of a proxy should be sent to Lennox International Inc., 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Corporate Secretary. To be effective, the revocation must be received by our Corporate Secretary before the taking of the vote at the Annual Meeting of Stockholders.
Other Business; Adjournments
      We are not aware of any other business to be acted upon at the 2006 Annual Meeting of Stockholders. If, however, other matters are properly brought before the meeting, or any adjourned meeting, the persons named in the accompanying Proxy Card will have discretion to act on those matters according to their best judgment. In the absence of a quorum, stockholders representing a majority of the votes present in person or by proxy at the meeting may adjourn the meeting.
PROPOSAL: ELECTION OF DIRECTORS
      Our Board of Directors currently consists of 14 members, with one vacancy. In accordance with our Bylaws, the Board is divided into three classes, with each class serving a three-year term. On January 27, 2006, John W. Norris, Jr., Chairman and a Class I director, announced his retirement from the Board effective July 21, 2006. David V. Brown, a Class II director, also announced his plans to retire from the Board effective as of the date of the 2006 Annual Meeting of Stockholders. Walden O’Dell, a Class II director, resigned from the Board effective January 27, 2006. We wish to acknowledge with gratitude Mr. Brown’s 17 years of dedicated service and his many contributions to our success. We would also like to thank Mr. O’Dell for his service and commitment to the Company. Finally, we would like to express our sincere appreciation to Mr. Norris for his unprecedented dedication to the Company and acknowledge his historic career in the industry.
      Upon the recommendation of the Board Governance Committee, the Board has determined to nominate four Class II directors to hold office for a three-year term expiring at the 2009 Annual Meeting of Stockholders, leaving one Class II vacancy. More specifically, the Board has nominated the three remaining Class II directors for re-election to the Board and Jeffrey D. Storey, a first-time nominee who was recommended to the Board Governance Committee for consideration by our Chairman of the Board. All other directors will continue in office, in accordance with their previous election, until the expiration of the terms of their classes at the 2007 or 2008 Annual Meeting of Stockholders, with the exception of John W. Norris, Jr., whose term will end upon the effective date of his retirement. The Board expects to fill the Class II vacancy and the vacancy created by Mr. Norris’ retirement in accordance with our Bylaws and our Corporate Governance Guidelines as soon as practicable.
      Biographical information for each nominee for Class II director and for each current director in the classes continuing in office is provided below.
      If you do not wish your shares to be voted for any particular nominee, you may withhold your vote for that particular nominee. If any nominee for Class II director becomes unavailable, the persons named in the accompanying Proxy Card may vote for any alternate designated by the incumbent Board of Directors, upon the recommendation of the Board Governance Committee, or the number of directors constituting the Board may be reduced. Despite the current Class II vacancy, you may not vote for a greater number of directors than the number nominated.

The Board has nominated the following individuals for election as Class II directors at the 2006 Annual Meeting of Stockholders for a three-year term expiring at the 2009 Annual Meeting of Stockholders:

Linda G. Alvarado, 54, has served as a director of the Company since 1987. She has served as President and Chief Executive Officer of Alvarado Construction, Inc., a commercial development and general contracting firm specializing in commercial, government and industrial construction, since 1976. She currently serves on the Boards of Directors of Qwest Communications International Inc., a telecommunications company; Pepsi Bottling Group, a soft drink and beverage company; 3M Company, a diversified technology company; and Pitney Bowes Inc., an office equipment and services company. Ms. Alvarado is also a partner in the Colorado Rockies Baseball Club.

Steven R. Booth, 46, has served as a director of the Company since 2002. He became the President and CEO of Polytech Molding Inc., a plastic injection molding company serving the industrial, health care and automotive markets, in 2001. From 1994 to 2001, Mr. Booth was employed by Process Science Inc., a designer and manufacturer of equipment and products using hydrostatic extrusion technology.

John E. Major, 60, has served as a director of the Company since 1993. Mr. Major is President of MTSG, a company that provides consulting, management and governance services, which he formed in 2003. He also currently serves as Chief Executive Officer of Apacheta Corporation, a mobile wireless software company whose products are used to manage retail inventory and deliveries. From 2000 to 2003, he served as Chairman and Chief Executive Officer of Novatel Wireless, Inc., a leading provider of wireless Internet solutions. Prior to joining Novatel Wireless, Mr. Major served as President and CEO of Wireless Knowledge, Inc., a joint venture between Microsoft Corporation and QUALCOMM Inc., from 1998 through 1999. From 1997 to 1998, he served as Executive Vice President of QUALCOMM and President of its Wireless Infrastructure Division. Prior to joining QUALCOMM in 1997, Mr. Major served as Senior Vice President and Chief Technology Officer at Motorola, Inc., a manufacturer of telecommunications equipment, and Senior Vice President and General Manager for Motorola’s Worldwide Systems Group of the Land Mobile Products Sector. Mr. Major currently serves on the Boards of Directors of Littelfuse, Inc., a manufacturer of fuses; Verilink Corporation, a manufacturer of network access devices; and Broadcom Corporation, a semiconductor manufacturing company.

Jeffrey D. Storey, MD, 40, is a founding partner and President of Cheyenne Women’s Clinic in Cheyenne, Wyoming, a position he has held since 2004. From 1999 to 2004, Dr. Storey was a physician and partner at Cheyenne Obstetrics and Gynecology. Dr. Storey graduated from Dartmouth Medical School in 1993 and has been a practicing obstetrician/gynecologist since 1997. He is also a Lieutenant Colonel and flight surgeon serving as Chief of Aerospace Medicine for the Wyoming Air National Guard and a veteran of Operation Enduring Freedom. Dr. Storey is a fellow in the American College of Obstetricians and Gynecologists and serves as an Adjunct Clinical Faculty Member for the University of Wyoming, Department of Family Practice.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE NOMINEES.
The following Class III directors’ terms will continue until the 2007 Annual Meeting of Stockholders:

Janet K. Cooper, 52, has served as a director of the Company since 1999. In 2002, Ms. Cooper was named Senior Vice President and Treasurer of Qwest Communications International Inc. From 2001 to 2002, she served as Chief Financial Officer and Senior Vice President of McDATA Corporation, a global leader in open storage networking solutions. From 2000 to 2001, she served as Senior Vice President, Finance of Qwest. From 1998 to 2000, she served in various senior level finance positions at US West Inc., a regional Bell operating company, including Vice President, Finance and Controller and Vice President and Treasurer. From 1978 to 1998, Ms. Cooper served in various capacities with the Quaker Oats Company, including Vice President, Treasurer and Tax from 1997 to 1998 and Vice President, Treasurer from 1992 to 1997. Ms. Cooper serves on the Board of Directors of The TORO Company, a manufacturer of equipment for lawn and turf care maintenance.

C. L. (Jerry) Henry, 64, has served as a director of the Company since 2000. Mr. Henry was formerly Chairman and CEO of Johns Manville Corporation, a leading manufacturer of insulation and building products. Prior to his position with Johns Manville, he served as Executive Vice President and Chief Financial Officer for E. I. du Pont de Nemours and Company, a global science and technology company. Mr. Henry currently serves as a director of Georgia Gulf Corp., a leading manufacturer and worldwide marketer of several integrated lines of commodity chemicals and polymers.

Robert E. Schjerven, 63, was named Chief Executive Officer of the Company in 2001 and has served on the Board of Directors since that time. Prior to his appointment as Chief Executive Officer, he served as Chief Operating Officer of the Company in 2000 and as President and Chief Operating Officer of Lennox Industries Inc., a subsidiary of the Company, from 1995 to 2000. He joined the Company in 1986 as Vice President of Marketing and Engineering for Heatcraft Inc., a subsidiary of the Company. From 1988 to 1991, he held the position of Vice President and General Manager of Heatcraft. From 1991 to 1995, he served as President and Chief Operating Officer of Armstrong Air Conditioning Inc., a subsidiary of the Company. Mr. Schjerven spent the first 20 years of his career with The Trane Company, an international manufacturer and marketer of heating, ventilation and air conditioning systems, and McQuay-Perfex Inc.

Terry D. Stinson, 64, has served as a director of the Company since 1998. Mr. Stinson has served as Chief Executive Officer of his own consulting practice, Stinson Consulting, LLC, engaged in strategic alliances and marketing for the aerospace industry, since 2001. He also currently serves as President North America— Commercial of Thomas Group, Inc., an international, publicly traded business consulting firm that creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. From 2002 to 2005, Mr. Stinson served as Chief Executive Officer of Xelus, Inc., a collaborative enterprise service management solution company. Until the fall of 2001, Mr. Stinson was Chairman and Chief Executive Officer of Bell Helicopter Textron Inc., the world’s leading manufacturer of vertical lift aircraft, and served as President from 1996 to 1998. From 1991 to 1996, Mr. Stinson served as Group Vice President and Segment President of Textron Aerospace Systems and Components for Textron Inc. Prior to that position, he had been the President of Hamilton Standard Division of United Technologies Corporation, a defense supply company, since 1986. Mr. Stinson currently serves on the Board of Directors of Triumph Group, Inc., a global leader in supplying and overhauling aerospace and industrial gas turbine systems and components.

Richard L. Thompson, 66, has served as a director of the Company since 1993 and was appointed Vice-Chairman of the Board in 2005. Mr. Thompson served as Group President and Member of the Executive Office of Caterpillar Inc., a manufacturer of construction and mining equipment, from 1995 until his retirement in 2004. He joined Caterpillar in 1983 as Vice President, Customer Services. In 1989, he was appointed President of Solar Turbines Inc., a wholly-owned subsidiary of Caterpillar and manufacturer of gas turbines. From 1990 to 1995, he served as Vice President of Caterpillar, with responsibility for its worldwide engine business. Previously, he held the positions of Vice President of Marketing and Vice President and General Manager, Components Operations of RTE Corporation, a manufacturer of electrical distribution products. Mr. Thompson serves as a director of Gardner Denver, Inc., a manufacturer of air compressors, blowers and petroleum pumps and of NiSource Inc., a natural gas and electric utility. In addition, he is a former Director of the National Association of Manufacturers, the nation’s largest industrial trade association, and Proctor Community Hospital in Peoria, Illinois.

The following Class I directors’ terms will continue until the 2008 Annual Meeting of Stockholders, unless otherwise noted:

Thomas W. Booth, 48, has served as a director of the Company since 1999. Mr. Booth became Vice President of Corporate Technology for the Company in 2002. In 2000, he was appointed Vice President, Advanced Heat Transfer of Heatcraft Inc., a subsidiary of the Company. From 1997 to 1999, he served as Director, Business Development of Heatcraft Inc. Mr. Booth joined the Company in 1984 and has served in various capacities, including District Manager for the Baltimore/ Virginia sales branch of Lennox Industries Inc., a subsidiary of the Company, from 1994 to 1997. He currently serves on the Board of Directors of Employers Mutual Casualty Company, a casualty insurance company.

James J. Byrne, 70, has served as a director of the Company since 1990. He has been Chairman of Byrne Technology Partners, Ltd., a firm that provides interim management at the CEO and senior executive levels for high technology companies, since 1995. Mr. Byrne assists his clients by assuming executive responsibility with their investments and in that regard served as Chairman and Chief Executive Officer of OpenConnect Systems Incorporated, a developer of computer software products, from 1999 to 2001. Mr. Byrne currently serves as the Chief Executive Officer and as a Board member of the Entrepreneurs Foundation of North Texas, an organization that promotes community involvement and philanthropy with emerging technology companies. Prior to his current roles, he held a number of positions in the technology industry including President of Harris Adacom Corporation, a network products and services company, Senior Vice President of United Technologies Corporation’s Semiconductor Operation and President of the North American Group of Mohawk Data Sciences, a manufacturer of distributed computer products. Mr. Byrne began his career in high technology with General Electric Company. He currently serves as a director of Healthaxis Inc., a claims processing outsourcing company for the health care benefits industry, and is a Fellow and Director of the Legacy Center for Public Policy.

John W. (Bo) Norris, III, 48, has served as a director since 2001. Mr. Norris is Chairman of the Environmental Funders Network. From 2000 to 2005, he served as the Associate Director of Philanthropy for the Maine Chapter of The Nature Conservancy. Mr. Norris was Co-Founder and President of Borealis, Inc., an outdoor products manufacturer, from 1988 to 2000 and served as an economic development Peace Corps Volunteer in Jamaica, West Indies from 1985 to 1987. Before joining the Peace Corps, Mr. Norris completed a graduate school internship at Lennox Industries Inc., a subsidiary of the Company, in 1983. He has served on the Board of Trustees for GlobalQuest, an international experiential educational organization, since 1999. He also serves on the Board of the Maine Philanthropy Center. Previously, Mr. Norris served on the Board of Advisors for Businesses for the Northern Forest and the Center for Cultural Exchange.

John W. Norris, Jr., 70, was elected Chairman of the Board of Directors of the Company in 1991. He has served as a director of the Company since 1966. After joining the Company in 1960, Mr. Norris held a variety of key positions including Vice President of Marketing, President of Lennox Industries (Canada) Ltd., a subsidiary of the Company, and Corporate Senior Vice President. He became President of the Company in 1977 and was appointed President and Chief Executive Officer of the Company in 1980, serving through 2001. Mr. Norris is on the Board of Directors of the Air-Conditioning & Refrigeration Institute, of which he was Chairman in 1986. He is also an active board member of the Gas Appliance Manufacturers Association, where he was Chairman from 1980 to 1981. He is a past Chairman of The Nature Conservancy of Texas Board of Trustees and also serves as a director of AmerUs Group Co., a life insurance and annuity company. Mr. Norris will retire from the Board effective July 21, 2006.

Paul W. Schmidt, 61, began serving as a director of the Company in 2005. Mr. Schmidt is currently Corporate Controller of General Motors Corporation (“GM”). He began his career in 1969 as an analyst with the Chevrolet Motor Division of GM. He has since served in a wide variety of senior leadership roles for GM, including financial, product, and factory management, business planning, investor relations and international operations. Mr. Schmidt also served as director of Capital, Performance and Overseas Analysis in GM’s New York Treasurer’s Office.
      The following family relationships exist among certain members of our Board of Directors and nominees for election to our Board of Directors:

•	John W. Norris, Jr. and David V. Brown are first cousins and grandchildren of D.W. Norris, the founder of the Company (Mr. Brown will retire from the Board effective as of the date of the 2006 Annual Meeting of Stockholders);

•	John W. Norris, III, Steven R. Booth, Thomas W. Booth and Jeffrey D. Storey are great-grandchildren of D.W. Norris;

•	Jeffrey D. Storey is the nephew of David V. Brown;

•	John W. Norris, Jr. is the father of John W. Norris, III; and

•	Steven R. Booth and Thomas W. Booth are brothers.
CORPORATE GOVERNANCE
      Our Corporate Governance Guidelines require a majority of our directors to be “independent.” Pursuant to New York Stock Exchange listing standards, our Board of Directors has adopted a formal definition of “independent” for the purpose of determining whether a particular director or nominee meets the independence standards of the Company and the New York Stock Exchange. In accordance with this definition, a director must be determined to have no personal, professional, familial or other relationship with the Company other than as a director. The definition specifies the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or our independent registered public accountants. The definition also prohibits directors from receiving any compensation from the Company other than in his or her capacity as a director and from participating in any interlocking directorship where an executive officer of the Company serves on the compensation committee of another company that concurrently employs the director. The full text of our definition of an independent director can be found on our website at www.lennoxinternational.com by following the links “About Us— Corporate Governance— Definition of Independent Director.”
      Applying these standards and the independence standards of the New York Stock Exchange, the Board has determined that the following directors qualify as independent: Linda G. Alvarado, James J. Byrne, Janet K. Cooper, C. L. (Jerry) Henry, John E. Major, John W. Norris, Jr., Paul W. Schmidt, Terry D. Stinson and Richard L. Thompson.
      Our independent Board of Directors helps ensure good corporate governance and strong internal controls. We believe we are in compliance with the corporate governance requirements of the New York Stock Exchange, the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002.
Board of Directors and Board Committees
      The Board of Directors met seven times in 2005. All directors attended in excess of 75% of the total number of meetings of the Board and committees of the Board on which they served. The Board of Directors does not currently have a policy with regard to attendance of Board members at the Annual Meeting of Stockholders. Two directors attended our 2005 Annual Meeting of Stockholders.
      The standing committees of the Board are as follows: Audit, Board Governance, Compensation and Human Resources, Acquisition, Public Policy and Pension and Risk Management. The Board has adopted charters for each of these committees which are available on our website at www.lennoxinternational.com by following the links “About Us— Corporate Governance— Committee Charters.”
      Audit Committee. The Audit Committee, currently composed of Mr. Henry, Chairperson, Ms. Cooper, Mr. Major and Mr. Schmidt, met 14 times during 2005. The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the integrity of our financial statements and related systems of internal control, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee also has the direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accountants. Each Audit Committee member is independent as independence for audit committee members is defined by the New York Stock Exchange and satisfies the New York Stock Exchange’s financial literacy requirements. The Board of Directors has determined that Mr. Henry, Chairperson of the Audit Committee, is an audit committee financial expert as defined by the Securities and Exchange Commission.
      Board Governance Committee. The Board Governance Committee, currently composed of Mr. Stinson, Chairperson, Mr. Henry and Mr. Schmidt, met three times during 2005. Each member of the Board Governance Committee is independent as independence for nominating committee members is defined by the New York Stock Exchange. The Board Governance Committee assists the Board by identifying individuals qualified to become Board members, developing and periodically reviewing the criteria for Board membership, making recommendations to the Board regarding the appropriate size of the Board and appointment of members to the Board’s committees and developing and recommending to the Board the Corporate Governance Guidelines and Codes of Conduct applicable to the Company.
      Compensation and Human Resources Committee. In December 2005, the Board determined to combine the Compensation Committee and Human Resources Committee and adopted a new charter governing the combined committee effective January 1, 2006. The Compensation and Human Resources Committee is currently composed of Mr. Byrne, Chairperson, Ms. Alvarado, Mr. Major and Mr. Stinson. Each member of the Compensation and Human Resources Committee is independent as independence for compensation committee members is defined by the New York Stock Exchange. The Compensation and Human Resources Committee assists the Board in the discharge of its responsibili-

ties relating to our compensation and benefit programs, oversight of our incentive plans, compensation of our directors, executive officers and other key employees and the development of executive succession and development plans. During 2005, the former Compensation Committee and the former Human Resources Committee met five and three times, respectively.
      Acquisition Committee. The Acquisition Committee, currently composed of Mr. Major, Chairperson, Mr. T. Booth, Mr. Byrne and Mr. Stinson, met four times during 2005. The Acquisition Committee is responsible for evaluating and making recommendations regarding potential acquisitions and divestitures.
      Public Policy Committee. The Public Policy Committee, currently composed of Mr. Brown, Chairperson, Ms. Alvarado, Mr. S. Booth, Mr. Byrne and Mr. Norris, III, met once during 2005. The Public Policy Committee is responsible for developing educational programs for new and continuing directors and overseeing our position on corporate social responsibilities and public issues of significance that affect our stockholders.
      Pension and Risk Management Committee. The Pension and Risk Management Committee, currently composed of Mr. S. Booth, Chairperson, Mr. T. Booth, Ms. Cooper and Mr. Norris, III, met twice during 2005. The Pension and Risk Management Committee is responsible for overseeing the administration of our pension and profit sharing plans, overseeing matters relating to our insurance coverage, reviewing legal liability matters, environmental issues and other matters relating to safety and risk management.
Director Nominee Criteria and Nomination Process
      The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Board Governance Committee. In this capacity, the Board Governance Committee develops and periodically reviews the criteria for Board membership, identifies new director candidates and makes recommendations to the Board regarding the appropriate size of the Board and appointment of members to the Board’s committees. Qualifications required of individuals for consideration for Board membership will vary according to the particular areas of expertise being sought as a compliment to the existing Board composition at the time of any vacancy. Appropriate criteria for Board membership include:

•	integrity, interpersonal skills and effectiveness, accountability and high performance standards;

•	high levels of leadership experience in business, substantial knowledge of issues faced by publicly traded companies, experience in positions demonstrating expertise, including on other boards of directors, financial acumen, industry knowledge, diversity of view points, experience in international markets and strategic planning;

•	expertise under the rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission;

•	ability and willingness to represent the stockholders’ long and short-term interests, awareness of our responsibilities to our customers, employees, suppliers, regulatory bodies and the communities in which we operate and willingness to advance his or her opinions while supporting the majority Board decision assuming questions of ethics or propriety are not involved;

•	ability to understand and distinguish between the roles of governance and management; and

•	availability and commitment.
      The Board Governance Committee typically retains a third-party search firm to assist in identifying and evaluating potential new director candidates.
      When a vacancy occurs on the Board, the Board Governance Committee recommends to the Board a nominee to fill the vacancy. The Board Governance Committee also evaluates and recommends to the Board nominees for election to our Board of Directors at our Annual Meeting of Stockholders.

Stockholder Nominations for Director
      The Board Governance Committee considers nominees for election to the Board of Directors recommended by stockholders. A stockholder wishing to nominate a candidate for election to the Board at a meeting of the stockholders is required to give written notice to our Corporate Secretary of his or her intention to make a nomination. We must receive the notice of nomination at least 60 days but no more than 90 days prior to the Annual Meeting of Stockholders, or if we give less than 70 days notice of the Annual Meeting of Stockholders date, the notice of nomination must be received within 10 days following the date on which notice of the date of the Annual Meeting of Stockholders was mailed or such public disclosure was made to our stockholders. In the case of a special meeting of stockholders for the election of directors, we must receive the notice of nomination within 10 days following the date on which notice of such meeting is first given to stockholders. Pursuant to our Bylaws, the notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination, including information sufficient to allow the Board Governance Committee to determine if the candidate meets our criteria for Board membership. The Board Governance Committee may require that the proposed nominee furnish additional information in order to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will be disregarded. Stockholder nominees whose nominations comply with the foregoing procedure and who meet the criteria described above under the heading “Director Nominee Criteria and Nomination Process” and in our Corporate Governance Guidelines, will be evaluated by the Board Governance Committee in the same manner as the Board Governance Committee’s nominees.
Stockholder Communications with Directors
      Stockholders may send written communications to the Board by:

•	sending an email to the Board at directors@lennoxintl.com; or

•	mailing a written communication to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Board of Directors, c/o Investor Relations.
      Communications addressed to the Board will be received by our Investor Relations department and reviewed by the Corporate Secretary. The Corporate Secretary will:

•	refer substantiated allegations of improper accounting, internal controls or auditing matters affecting the Company to the Audit Committee Chairperson;

•	refer substantiated allegations of other improper conduct affecting the Company to the Chairman of the Board;

•	advise the Board at its regularly scheduled meetings of material stockholder communications; and

•	refer questions concerning our products, services and human resources issues to the appropriate department for a response.
      Interested parties may communicate with non-management directors of the Board by sending written communications to the addresses listed above to the attention of the Presiding Non-Management Director.
Other Corporate Governance Policies
      Code of Conduct and Code of Ethical Conduct. We have adopted a Code of Conduct that applies to all of our directors, executive officers and employees. We have also adopted a Code of Ethical Conduct applicable to our senior financial and principal executive officers. Amendments to and waivers from the Code of Ethical Conduct will be disclosed on our website. Our Codes of Conduct and Ethical Conduct are available on our website at www.lennoxinternational.com by following the links “About Us— Corporate Governance— Code of Conduct and— Code of Conduct for Senior Financial Officers.”

Stockholders may also receive a free copy of these documents by sending a written request to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Investor Relations, or calling (972) 497-5000.
      Corporate Governance Guidelines. We have adopted Corporate Governance Guidelines which are available on our website at www.lennoxinternational.com by following the links “About Us— Corporate Governance— Corporate Governance Guidelines.” Stockholders may request a free copy of our Corporate Governance Guidelines from our Investor Relations department at the address and phone number set forth above under “Code of Conduct and Code of Ethical Conduct.”
      Executive Session Meetings. In accordance with our Corporate Governance Guidelines, the non-management members of our Board of Directors meet regularly in executive session without the presence of management. The chairpersons of our Board committees, to the extent such person qualifies as independent, rotate alphabetically the responsibility to chair the executive session meetings of our non-management directors.
      Committee Authority to Retain Independent Advisors. Each of the Audit, Compensation and Human Resources and Board Governance Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.
      Whistleblower Procedures. The Audit Committee has established procedures for the handling of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our employees of concerns regarding such matters.
      Disclosure Committee. We have established a Disclosure Committee composed of members of management to assist us in fulfilling our obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing the reports we file or submit to the Securities and Exchange Commission under the Securities Exchange Act of 1934.
      No Executive Loans. We do not extend loans to executive officers or directors and have no such loans outstanding.
DIRECTORS COMPENSATION
      Directors who are employees of the Company do not receive additional compensation for positions on the Board of Directors. In 2005, there were two employee Board members: Messrs. Robert E. Schjerven, Chief Executive Officer, and Thomas W. Booth, Vice President of Corporate Technology. The 2005 compensation package for all non-employee directors, with the exception of the Chairman and Vice-Chairman, included an annual retainer of $35,000 in cash and $10,000 in common stock, with an additional annual retainer of $15,000 in cash for serving as a committee chair of the Audit Committee, $10,000 in cash for serving as a committee chair of the Compensation or Board Governance Committees and an additional annual retainer of $6,000 in cash for serving as a committee chair of the Human Resources, Pension and Risk Management, Acquisition or Public Policy Committees. A fee of $1,500 in cash was paid for attending each meeting day of the Board of Directors and educational session and a fee of $1,200 in cash was paid for attending each Board committee meeting. The fee paid for participation in a telephonic meeting was $750 for a Board meeting and $600 for a Board committee meeting. The Chairman’s compensation package is twice that of other non-employee directors consisting of an annual retainer of $70,000 in cash and $20,000 in common stock, an additional annual retainer ranging from $12,000 to $30,000 in cash for serving as a committee chair, a fee of $3,000 in cash for attending each meeting day of the Board of Directors and educational session and a fee of $2,400 in cash for attending each Board committee meeting. The fee paid for the Chairman’s participation in a telephonic conference meeting of the Board or a committee is one-half of his regular meeting fee. The Vice-Chairman’s compensation package is one and one-half times that of other non-employee directors consisting of an annual retainer of $52,500 in cash and $15,000 in common stock, an additional annual retainer ranging from $9,000 to $22,500 in cash for serving as a committee chair, a fee of $2,250 in cash for attending each meeting day of the Board of Directors and educational session and a fee of $1,800 for attending each Board committee meeting. The fee paid for the Vice-Chairman’s participation in a telephonic conference meeting of the Board or a committee is one-half of his regular meeting fee. Non-employee directors may elect to receive the cash portion of their annual retainer in shares of common stock and may defer 25% or more of their annual cash retainer in an interest bearing account under our Non-employee Directors’ Compensation and Deferral Plan. All non-employee directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or a Board committee. In addition, non-employee directors are eligible to receive up to $5,000 of financial planning services per year and to participate in the Company’s employee purchase program which provides discounts on residential heating and air conditioning equipment, accessories, parts and supplies.
      Under our Amended and Restated 1998 Incentive Plan (the “1998 Plan”), each non-employee director may also receive stock awards, which, in 2005, consisted of restricted stock and stock appreciation rights, with a grant price equal to the fair market value of our common stock on the date of grant. Pursuant to the 1998 Plan, no non-employee director may be granted, during any calendar year, director stock awards consisting of more than 40,000 shares of our common stock; provided, however, that a non-employee Vice-Chairman of the Board may be granted up to three times that amount and a non-employee Chairman of the Board may be granted up to five times that amount. In December 2005, each non-employee director, other than the Chairman and Vice-Chairman, was awarded a restricted stock award for 1,549 shares and 5,092 stock appreciation rights. The Vice-Chairman was awarded a restricted stock award for 2,324 shares and 7,638 stock appreciation rights. The Chairman did not receive stock awards in December 2005 due to his planned retirement from the Board in July 2006. The restricted stock awards vest three years following the grant date. Stock appreciation rights vest ratably over three years. Upon the exercise of vested stock appreciation rights, the increase, if any, between the fair market value of our common stock on the date the right is exercised over the fair market value on the date of grant, is paid in Company common stock. Stock appreciation rights granted in 2005 expire seven years from the date of grant.
COMPENSATION AND HUMAN RESOURCES COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
Executive Compensation Philosophy and Policy
      Executive compensation is administered by the Compensation and Human Resources Committee of the Board of Directors, which is composed of the four independent Board members named below. In December 2005, the Board determined to combine the Compensation Committee and Human Resources Committee and adopted a new charter governing the combined committee effective January 1, 2006. Accordingly, all references in this report to the “Committee” refer to the combined Compensation and Human Resources Committee for matters occurring after January 1, 2006 and the Compensation Committee for matters occurring prior to such date. The Committee keeps the full Board of Directors informed of Committee actions and, in accordance with the Committee’s charter, seeks approval for certain actions relating to the executive compensation program. This report defines the philosophy and describes the decisions made by the Committee during 2005 with respect to the Company’s executive officers, including the named executive officers, as defined below under “Executive Compensation.” It is the Committee’s goal to establish executive compensation programs that deliver total pay linked to overall business results and, therefore, attract, motivate and retain highly skilled executives whose performance and contributions result in increased stockholder value. To that end, the Company maintains a pay-for-performance compensation philosophy to pay market-competitive base salaries, while also delivering variable pay opportunities, which are directly linked to the achievement of specific Company performance measurements and to the performance and contribution of the individual. In addition to the base salary program, the Company’s variable pay programs include both short- and long-term incentive compensation vehicles.
      The Committee has engaged Mercer Human Resource Consulting (“Mercer”), a nationally recognized human resources consulting firm, as its executive compensation consultant. In order to evaluate the competitiveness of the Company’s executive total compensation program, the Committee periodically requests that the consultant conduct market analyses of the Company’s executive pay programs and practices. The Committee emphasizes delivering market-competitive and flexible total compensation to support the Company’s business objectives and compares the Company’s executive pay to a group of peer companies (although not necessarily the same companies included in the peer group used in the performance graph under “Comparison of Total Stockholder Return,” because sources of executive talent are broader than the companies listed in the performance graph).
Base Salary

Executive Officers
      The Company’s executive base salary program is designed to be competitive with the median of the marketplace. In 2005, the Committee administered the executive officers’ base salaries within an executive broad band salary range to provide flexibility to reward executive development, support succession planning and aid in executive recruiting. The Committee engaged Mercer to conduct a market analysis of the various components of the Company’s executive compensation program and reviewed marketplace trends for increases in executive base salaries. The Committee then reviewed the base salary of each executive officer in relationship to the market data for the specific position, assessed the individual’s performance relative to previously established objectives and also made subjective determinations regarding the individual’s contributions before adjusting each executive officer’s base salary for 2005. After these adjustments, the Committee believes executive salaries were competitive within the market median and commensurate with the experience and performance contributions of the executive officers.

Chief Executive Officer
      In determining Mr. Schjerven’s 2005 base salary, the Committee reviewed the results of the consultant’s market trends analysis for the CEO position. The Committee then reviewed Mr. Schjerven’s base salary in relationship to the market data, assessed Mr. Schjerven’s performance relative to previously established objectives and also made subjective determinations regarding Mr. Schjerven’s contribution before adjusting his base salary to $943,000 for 2005. After this adjustment, which addressed both equity based on market data and merit based on Mr. Schjerven’s performance, the Committee believes Mr. Schjerven’s base salary was competitive within the market median and commensurate with his experience and 2004 performance contributions. The Committee assessed Mr. Schjerven’s 2004 performance and accomplishments to include, without limitation:

•	Under Mr. Schjerven’s leadership in 2004, the Company achieved record income, before goodwill impairment, from continuing operations.

•	Mr. Schjerven successfully led his team through several major business challenges, including:

•	an investigation into deficiencies in internal controls in the Canadian operations of the Company’s Service Experts segment;

•	the implementation of Sarbanes-Oxley Section 404 financial controls documentation and related requirements;

•	mitigating sharp rises in commodity prices that affected the entire industry; and

•	the impacts of an abnormally cool summer in an industry where weather patterns can drive demand.

•	Debt was reduced by $52 million. The Committee noted that, over the past four years, the Company has reduced debt by $380 million.

Short-Term Incentive Compensation

Executive Officers
      The Committee administers an executive short-term incentive program that requires the achievement of specific Company financial objectives for those individuals who most directly influence performance results, which supports the following strategic objectives:

•	maintain competitive total executive compensation opportunity;

•	align all executive reward programs with the success of the Company;

•	attract top executive talent to support organizational growth and expansion;

•	ensure equity among internal position values; and

•	implement “best practices” in the area of executive compensation.
      Final short-term incentive payments are at the discretion of the Committee and subject to the Committee’s review and approval.
      In 2005, the executive officers participated in two annual short-term variable pay programs:

•	Each executive officer participated in a broad based variable pay program based on the performance of the executive officer’s respective business segment. At the beginning of the year, each business segment President, in conjunction with the Chief Executive Officer, determined the financial measurements and standards for that business segment’s program for fiscal 2005. Based on the performance of the business segments, each executive officer received a cash payment equal to 5% of his or her annual base earnings under the programs. Each broad based program was aligned with the performance metrics in the management short-term incentive program described below.

•	Each year, the Chief Executive Officer recommends, and the Committee evaluates, approves and informs the full Board of Directors of, the design, performance measurements and targets for the management short-term incentive program. The performance metrics for the 2005 management short-term incentive program, which may vary by business segment, included net income, earnings before interest and taxes, sales growth, cash flow and working capital ratio. Threshold, minimum, target and maximum performance levels were defined and target bonus award levels were established for each executive officer. Target incentive award opportunities for the executive officers ranged from 70% to 110% of their base salary. Executive officers who are also Presidents of a business unit had 50% of the target based on their business unit results and 50% based on aggregate Company results. 50% of the target payment could be achieved with the defined threshold performance and up to 150% of the target payment could be achieved with the defined maximum performance. For performance above the maximum level, each business segment selected one of the above named performance metrics to function as a multiplier of 1.0 to 1.5 of the incentive payment as determined by the other metrics, resulting in a potential payment of up to 225% of the target payment. Additionally, the Committee may reserve 15% of the final calculated total of all management short-term incentive programs to either withhold, pay or reallocate to the participants, according to its assessment of how each business segment has performed on an overall basis. Factors to be considered in whether to withhold and reallocate this reserve include, but are not limited to, an assessment of overall business segment performance and contribution toward the Company’s operating objectives for the year, including performance relative to other critical business objectives beyond those specifically measured in the short-term incentive program. Final 2005 incentive payments under this program for the named executive officers, other than the Chief Executive Officer, ranged between 215.6% and 225.0% of the established targets, based on performance and as determined by the Committee. The Committee did not make any adjustments to the calculated totals.

Chief Executive Officer
      Mr. Schjerven participated in the two annual variable pay programs described above. His specific program included performance metrics of cash flow and net income. Prior to the beginning of 2005, the Committee determined his performance goals and their expectations for fiscal 2005. The Committee’s assessment of Mr. Schjerven’s 2005 performance results included the following accomplishments under Mr. Schjerven’s leadership:

•	Total Company sales increased 13% to a record $3.4 billion, with all business segments contributing to this growth.

•	The Company attained record earnings per share.

•	The Company achieved record net income, which maximized the targets established under the management short-term incentive program.

•	The Company generated cash from operations of $227 million and invested $63 million in capital expenditures, providing a very robust full year free cash flow of $164 million.

•	In October 2005, the Company completed the conversion of its outstanding convertible subordinated notes, eliminating $144 million in debt and $9 million in annual pre-tax interest expense.

•	The Company reduced debt by $190 million in 2005, finishing the year with total debt of $121 million and the strongest balance sheet since the Company’s initial public offering in 1999. The 2005 year-end total debt to capitalization ratio was 13%, down from 40% for the prior year.

•	Management across the organization continued to diligently manage working capital. Working capital ratio as a percent of trailing 12 months sales declined 200 basis points to 16.5%, the lowest it has ever been.

•	The Company used $13 million to buy back 447,400 shares of Company common stock at an average price of just over $28.65 per share and paid $25 million to stockholders in the form of dividends.

•	During 2005, the Company made voluntary contributions of $26 million to pension plans. The Company’s pension plans are now well funded and no voluntary contributions are planned for 2006.

•	Management successfully managed the transition to the new National Appliance Energy Conservation Act (“NAECA”) regulation that raised the minimum efficiency standard for residential air conditioning by 30% to 13 SEER. This change had a major impact on all residential cooling lines and was one of the largest and most comprehensive projects in the Company’s history. Not only did the Company comply with the new energy efficiency requirement in a timely manner, the Company used the opportunity to standardize product platforms across brands while maintaining meaningful brand differentiation through unique product features and visual design. Organizational alignment and close cooperation across business units allowed the Company to be ready with a comprehensive and competitive range of new products, from entry-level to full-featured, when the regulation took effect on January 23, 2006.

•	With a renewed focus on the more profitable service and replacement segments of the residential and light commercial market, Service Experts returned to profitability in 2005. Aided by improved advertising and marketing programs, Service Experts’ segment profit increased by $19 million compared to 2004.

      After taking these factors into account, the Committee awarded Mr. Schjerven 5% of his annual base earnings under the broad based variable pay program and 225% of his management short-term incentive target for a total award of $2,381,075.
Long-Term Incentive Compensation
      In 2005, long-term incentive (“LTI”) awards granted to the Company’s executive officers consisted of three vehicles:

•	50% of the LTI award was in the form of performance shares under the Company’s performance share program (“PSP”) to maintain the Company’s strong focus on performance;

•	30% of the LTI award was in the form of restricted stock awards to address retention of key executives to support leadership continuity; and

•	20% of the LTI award was in the form of stock appreciation rights to incentivize participants to grow the business and to deliver increased share value to stockholders and potential investors.
      The Committee believes this balance delivers a best-practice and competitive compensation package design. The purpose of these award vehicles is to foster and enhance the long-term success of the Company for the benefit of its stockholders by offering the incentive of long-term rewards to those executives who have principal responsibility for the Company’s long-term profitability.
      Taking into account internal affordability and market-competitive practices outlined in Mercer’s market trends study, the Committee reviews and determines LTI award levels for the executive officers, including the Chief Executive Officer, annually. In determining an executive’s LTI award, the Committee does not consider the executive’s current stock holdings.
      Performance Share Awards— PSP awards are made in December of each year for a three-year performance period beginning the following January 1. The Committee establishes minimum, target and maximum performance standard levels, with a corresponding payout opportunity ranging from 50% to 200% of the targeted payout, the achievement of which earns a lesser or greater multiplier of a contingent award granted at the beginning of the three-year performance period. In December 2005, Mr. Schjerven received 63,955 contingent performance shares and each other executive officer received 14,044 contingent performance shares.
      For PSP awards made in 2005, the financial measure used to determine whether the target performance standards have been achieved is return on invested capital, as an average over the three-year period, with the lowest year weighted at 20% and the remaining two years weighted at 40% each. At the end of the three-year performance period, the earned share awards are calculated by applying the performance standards for such period to the contingent performance share award. If, at the end of the performance period, at least the minimum performance level has been attained, the performance share awards vest and, to the extent earned, are distributed in the form of Company common stock. To the extent the PSP award payout level attained is less than 100%, the difference between 100% and the earned award is forfeited.
      Restricted Stock Awards— In December 2005, Mr. Schjerven received a restricted stock award for 38,373 shares and each other executive officer received a restricted stock award for 8,426 shares. The restricted stock awards vest three years following the grant date, provided that the participant remains employed by the Company. In addition, in September 2005, the Committee granted a restricted stock award for 20,000 shares to Ms. Carter, which vests three years following the grant date, conditioned upon continued employment.
      Stock Appreciation Rights— In December 2005, Mr. Schjerven received 84,081 stock appreciation rights and each other executive officer received 18,463 stock appreciation rights. Stock appreciation rights vest ratably over three years. Upon the exercise of vested stock appreciation rights, the increase, if any, between the fair market value of the Company’s common stock on the date the right is exercised over the fair market value on the date of grant is paid in Company common stock. Stock appreciation rights granted in 2005 expire seven years from the date of grant.
Policy for Compliance with Section 162(m)
      Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), limits a company’s ability to deduct compensation paid in excess of $1 million to the Chief Executive Officer and the other four highest paid executives, unless the compensation meets certain stockholder-approved performance requirements. It is the Company’s intent to make awards that qualify as deductible compensation under Section 162(m) of the Code whenever possible. However, where granting awards is consistent with the strategic business goals of the Company, the Committee reserves the right to make awards that are non-deductible.
      Submitted by the Compensation and Human Resources Committee of the Board of Directors:

James J. Byrne (Chairperson)	Linda G. Alvarado
Terry D. Stinson	John E. Major

EXECUTIVE COMPENSATION
      The following table sets forth information on compensation earned in 2005, 2004 and 2003 by our Chief Executive Officer and our four other most highly compensated executive officers, such individuals sometimes being referred to in this Proxy Statement as the “named executive officers.”
Summary Compensation Table

					Long-Term Compensation

					Awards		Payouts
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus(1)	Compensation(2)	Awards(3)	Options/SARs	Payouts(4)	Compensation(5)
Named Executive Officer	Year	($)	($)	($)	($)	Granted(#)	($)	($)

Robert E. Schjerven	2005	$943,000	$2,381,075	$57,064	$1,127,782	84,081	$1,130,120	$248,877
Chief Executive	2004	850,000	998,750	—	1,185,445	0	0	221,745
Officer	2003	802,500	1,156,043	—	889,953	123,902	205,265	232,703

Harry J. Ashenhurst, Ph.D.	2005	$468,050	$760,582	$—	$247,640	18,463	$446,940	$172,537
Executive Vice	2004	421,287	352,827	—	322,673	0	0	96,316
President and Chief	2003	399,324	470,007	—	244,722	34,070	108,358	85,581
Administrative Officer; Interim President and Chief Operating Officer, Worldwide Refrigeration

Robert J. McDonough	2005	$444,684	$693,429	$98,647	$247,640	18,463	$446,940	$306,738
Executive Vice	2004	404,258	389,041	—	322,673	0	0	766,787
President; President	2003	367,866	339,952	—	642,522	34,070	75,599	78,574
and Chief Operating Officer, Worldwide Heating & Cooling

Scott J. Boxer	2005	$440,121	$696,133	$—	$247,640	18,463	$446,940	$83,648
Executive Vice	2004	406,953	288,945	—	322,673	0	0	110,815
President; President	2003	381,688	567,928	72,242	642,522	34,070	88,199	80,335
and Chief Operating Officer, Service Experts

Susan K. Carter(6)	2005	$397,104	$720,294	$68,501	$751,840	18,463	$0	$28,262
Executive Vice	2004	143,941	120,551	—	577,673	0	0	130,845
President and Chief	2003	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Financial Officer

(1)	Includes annual short-term incentive payments for the respective year from annual variable pay plans and other bonuses and an additional sign-on bonus for Ms. Carter in the amount of $75,000 for 2005.

(2)	The amounts shown represent the dollar value of perquisites required to be disclosed under the Securities and Exchange Commission’s proxy rules. In 2005, such amounts include, without limitation and in addition to the 2005 automobile allowance, the value of Company equipment and installation services received under our executive equipment program as follows: Mr. Schjerven— $23,441; Mr. McDonough— $68,749; and Ms. Carter— $20,411. In 2003, such amounts include, without limitation and in addition to the 2003 automobile allowance, $46,552 for Company equipment and installation services received by Mr. Boxer under our executive equipment program. In 2005, 2004 and 2003, each named executive officer received an automobile allowance of

$18,000, $16,800 and $16,800, respectively, with the exception of Ms. Carter, who did not receive an automobile allowance in 2003 because she was not employed by the Company during such period.

(3)	The amounts shown represent the dollar value of the restricted stock awards based on the closing price of our common stock on the date of grant. On December 9, 2005, the named executive officers were granted restricted stock awards, valued at $29.39 per share, as follows: Mr. Schjerven— 38,373; Dr. Ashenhurst— 8,426; Mr. McDonough— 8,426; Mr. Boxer— 8,426; and Ms. Carter— 8,426. In addition, on September 15, 2005, Ms. Carter was granted a restricted stock award for 20,000 shares, valued at $25.21 per share. On December 17, 2004, the named executive officers were granted restricted stock awards, valued at $19.65 per share, as follows: Mr. Schjerven— 60,328; Dr. Ashenhurst— 16,421; Mr. McDonough— 16,421; Mr. Boxer— 16,421; and Ms. Carter— 16,421. On August 16, 2004, Ms. Carter was granted a restricted stock award for 15,000 shares, valued at $17.00 per share, as a sign-on bonus. On December 11, 2003, the named executive officers were granted restricted stock awards, valued at $17.08 per share, as follows: Mr. Schjerven— 52,105; Dr. Ashenhurst— 14,328; Mr. McDonough— 14,328; and Mr. Boxer— 14,328. On July 17, 2003, Messrs. McDonough and Boxer were each granted a restricted stock award for 30,000 shares, valued at $13.26 per share, upon a major management reorganization. All restricted stock awards will vest and be distributed three years from the date of grant, conditioned upon continued employment with the Company, with the exception of the (i) restricted stock awards granted to Messrs. McDonough and Boxer on July 17, 2003, which will vest and be distributed in four years from the date of grant and (ii) the restricted stock award granted to Ms. Carter on August 16, 2004, which will vest and be distributed in two years from the date of grant. The Company does not pay dividends on unvested restricted stock awards.

As of December 31, 2005, the aggregate number of restricted stock awards held by our named executive officers and the dollar value of such shares based on the closing price of our common stock on December 30, 2005 ($28.20), was as follows: Mr. Schjerven— 364,114 shares ($10,268,015); Dr. Ashenhurst— 130,966 shares ($3,693,241); Mr. McDonough— 154,052 shares ($4,344,266); Mr. Boxer— 155,045 shares ($4,372,269); and Ms. Carter— 59,847 ($1,687,685).

(4)	The amounts shown represent the dollar value of earned awards paid in Company stock based on the average of the high and low price of our common stock on the last day of the applicable three-year performance period. 2005 amounts represent the value of earned PSP awards for the 2002-2004 performance period, paid in March 2005, based on 78.67% of target. Because the Company’s performance level did not meet the threshold established for 2004, there was no PSP payout in 2004 for the 2001-2003 performance period. 2003 amounts represent the value of earned PSP awards for the 2000-2002 performance period, paid in April 2003, based on 50% of target.

(5)	The amounts shown for 2005 include our contributions to the Profit Sharing Retirement Plan and Profit Sharing Restoration Plan and the dollar value of term life insurance premiums paid by us. In 2005, contributions to the plans were as follows: Mr. Schjerven— $235,258; Dr. Ashenhurst— $96,352; Mr. McDonough— $97,944; Mr. Boxer— $70,234; and Ms. Carter— $19,476. In 2005, the dollar value of term life insurance premiums paid by us were as follows: Mr. Schjerven— $13,619; Dr. Ashenhurst— $6,640; Mr. McDonough— $6,301; Mr. Boxer— $13,414; and Ms. Carter— $8,786. In 2005, Dr. Ashenhurst also received additional compensation of $69,545 for serving as the interim President and Chief Operating Officer of Worldwide Refrigeration and Mr. McDonough received $202,493 for relocation costs.

(6)	We hired Ms. Carter as Executive Vice President and Chief Financial Officer on August 16, 2004.

      The following table provides information concerning stock appreciation rights granted to the named executive officers in 2005 under the 1998 Plan.
Option/SAR Grants in Last Fiscal Year

	Individual Grants

			Percent of
		Number of	Total
		Securities	Option/SARs
		Underlying	Granted to	Exercise or		Grant Date
	Grant	SARs	Employees in	Base Price	Expiration	Present
Name	Date(1)	Granted(#)	Fiscal Year	($/Sh)	Date	Value(2)($)

Robert E. Schjerven	12/09/05	84,081	14.67%	$29.355	12/09/12	$708,382
Harry J. Ashenhurst, Ph.D.	12/09/05	18,463	3.22%	29.355	12/09/12	155,551
Robert J. McDonough	12/09/05	18,463	3.22%	29.355	12/09/12	155,551
Scott J. Boxer	12/09/05	18,463	3.22%	29.355	12/09/12	155,551
Susan K. Carter	12/09/05	18,463	3.22%	29.355	12/09/12	155,551

(1)	On December 9, 2005, the named executive officers received stock appreciation rights, which vest ratably over three years on each anniversary of the date of grant, with a grant price equal to the fair market value of our common stock on the date of grant, which was the average of the high and low prices of our common stock on December 9, 2005.

(2)	Determined using the Black-Scholes-Merton valuation model using the following assumptions: stock price volatility of 31.28% which is based on historical data regarding our common stock; expected life of 4.42 years; dividend yield of 1.5%; risk free interest rate of 4.39%; modified derived value of $8.425, which includes the following additional assumptions: discounts for the probability of termination for death, disability, retirement and voluntary/involuntary terminations.
      The following table provides information concerning the stock options and/or stock appreciation rights exercised during 2005 by each of the named executive officers and the number and value of unexercised stock options and/or stock appreciation rights held by each named executive officer as of December 31, 2005.
Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/ SAR Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
			Options/SARs at		Money Options/SARs at
	Shares		December 31, 2005 (#)		December 31, 2005(1) ($)
	Acquired	Value
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert E. Schjerven	0	$0	973,120	125,382	$15,092,377	$474,548
Harry J. Ashenhurst, Ph.D.	103,773	1,566,555	196,669	29,820	2,559,326	130,492
Robert J. McDonough	30,000	530,425	233,215	29,820	3,382,997	130,492
Scott J. Boxer	0	0	274,310	29,820	4,069,741	130,492
Susan K. Carter	0	0	0	18,463	0	0

(1)	Calculated on the basis of the average of the high and low prices of our common stock on December 30, 2005, which was $28.25 per share.
      In December 2005, the named executive officers were awarded PSP awards under the 1998 Plan subject to achievement of performance targets based on the return on invested capital, as an average over a three-year period, with the lowest year weighted at 20% and the remaining two years weighted at 40% each. At the end of the three-year performance period, the earned share awards are calculated by applying the performance standards for such period to the contingent performance share awards. If, at the end of the performance period, at least the minimum performance level has been attained, the performance share awards vest and, to the extent earned, are distributed in the form of Company common stock. To the extent the PSP award payout level attained is less than 100%, the difference between 100% and the earned award is forfeited. The following table provides information concerning PSP awards granted in 2005 to the named executive officers, including estimated threshold, target and maximum payouts for such awards.
Long-Term Incentive Plans— Awards in Last Fiscal Year

			Estimated Future Payouts Under
	Number of	Performance or	Non-Stock Price-Based Plans
	Shares, Units or	Other Period Until	(#)
	Other Rights	Maturation or
Name	(#)	Payout	Threshold	Target	Maximum

Robert E. Schjerven	63,955	3 years	31,978	63,955	127,910
Harry J. Ashenhurst, Ph.D	14,044	3 years	7,022	14,044	28,088
Robert J. McDonough	14,044	3 years	7,022	14,044	28,088
Scott J. Boxer	14,044	3 years	7,022	14,044	28,088
Susan K. Carter	14,044	3 years	7,022	14,044	28,088
Retirement Plans
      Our named executive officers participate in four Company-sponsored retirement plans: the Pension Plan for Salaried Employees, the Profit Sharing Retirement Plan, the Profit Sharing Restoration Plan and the Supplemental Retirement Plan. The Profit Sharing Restoration Plan and the Supplemental Retirement Plan are “non-qualified plans” under the Code. We pay the full cost of each of these plans.
      The Pension Plan for Salaried Employees is a floor offset plan. A target benefit is calculated using credited service and final average pay for the highest five consecutive years of compensation. The benefit is currently based on 1.00% of final average pay, plus 0.60% of final average pay above Social Security covered compensation, multiplied by the number of years of credited service, not to exceed 30 years. Employees become vested in the Pension Plan for Salaried Employees after five years of service and may commence unreduced benefits at age 65. Once specified age and service requirements are met, benefits may commence earlier on an actuarially reduced basis. At the time of retirement, a participant may choose one of five optional forms of payment.
      The Profit Sharing Retirement plan is a “defined contribution plan” under the Code. Profit sharing contributions, as determined by the Board of Directors, are credited annually to participants’ accounts based on total pay. Participants are fully vested after six years of service. The assets of the plan are employer-directed. Distributions may occur at separation of employment and can be paid directly to the participant.
      The Profit Sharing Restoration Plan permits accruals that otherwise could not occur because of Internal Revenue Service limitations on compensation.
      The Supplemental Retirement Plan permits income above Internal Revenue Service limitations to be considered in determining final average pay, doubles the rate of benefit accrual, limits credited service to 15 years, permits early retirement on somewhat more favorable terms than the Pension Plan for Salaried Employees and provides for an additional optional form of payment.
      The following table illustrates estimated annual target benefits payable under the Supplemental Retirement Plan, as of December 31, 2005, upon normal retirement at age 65 for various levels of compensation and years of service. Any benefits payable under the Pension Plan for Salaried Employees are deducted from the target benefits established by the Supplemental Retirement Plan. Each estimated benefit is computed as a straight-life annuity and is not subject to deduction for Social Security.

	Years of Service

2005 Final Average Earnings(1)	5	10	15	20	25	30

$ 250,000	$34,600	$69,200	$103,800	$103,800	$103,800	$103,800
425,000	62,600	125,200	187,800	187,800	187,800	187,800
600,000	90,600	181,200	271,800	271,800	271,800	271,800
775,000	118,600	237,200	355,800	355,800	355,800	355,800
950,000	146,600	293,200	439,800	439,800	439,800	439,800
1,125,000	174,600	349,200	523,800	523,800	523,800	523,800
1,300,000	202,600	405,200	607,800	607,800	607,800	607,800
1,475,000	230,600	461,200	691,800	691,800	691,800	691,800
1,650,000	258,600	517,200	775,800	775,800	775,800	775,800
1,825,000	286,600	573,200	859,800	859,800	859,800	859,800
2,000,000	314,600	629,200	943,800	943,800	943,800	943,800

(1)	Final Average Earnings are the average of the highest five consecutive years of includible earnings. Compensation for these purposes includes salary and bonuses and excludes extraordinary compensation, such as benefits from the 1998 Plan or its predecessor plans. Bonus amounts used in these calculations are the bonuses actually paid in those years, whereas, in the “Summary Compensation Table,” the 2005 bonus reported is the bonus earned in 2005, but not actually paid until 2006.
      As of December 31, 2005, the final average earnings and the eligible years of credited service for each of the named executive officers was as follows: Mr. Schjerven $1,806,707— 19.8 years; Dr. Ashenhurst $760,022— 17.0 years; Mr. McDonough $682,444— 10.7 years; Mr. Boxer $669,957— 7.6 years; and Ms. Carter $0— 1.5 years.
Employment Agreements
      We have entered into employment agreements with the named executive officers, the terms and conditions of which are substantially identical. These employment agreements establish the basis of compensation and assignments and contain post-employment covenants covering confidential information, the diverting of employees, vendors and contractors and the solicitation of customers. These agreements also establish binding arbitration as the mechanism for resolving disputes and provide benefits and income in the event employment terminates under specified circumstances. On January 1 of each year, the agreements automatically renew for an additional year, unless either party notifies the other, in writing, at least 30 days prior to such date, of a decision not to renew the agreement.
      If we terminate a named executive officer prior to the expiration of the term of his or her agreement or if we do not renew such officer’s agreement for any reason other than for cause, the employee will be entitled to receive monthly payments of the greater of the employee’s base salary for the remainder of the agreement’s term or three months of the employee’s base salary in addition to any other compensation or benefits applicable to an employee at the employee’s level.
      If we terminate a named executive officer other than for cause, including our non-renewal of the agreement, and the employee agrees to execute a written general release of any and all possible claims against the Company existing at the time of termination, we will provide the employee with an enhanced severance package. This package includes payment of the employee’s base monthly salary for a period of 24 months following the date of termination, a lump-sum payment equal to any short-term bonus payments actually paid to the employee over the 24-month period prior to the date of termination, a lump-sum payment of a sum equal to 10% of the employee’s annual base salary in effect at the time of termination in lieu of perquisites lost and forgiveness of COBRA premiums due for group health insurance coverage for up to 18 months following termination while the employee remains unemployed. If the employee remains unemployed at the end of 18 months, the equivalent of the COBRA premium will be paid to the employee on a month-to-month basis for up to six additional months while the employee remains unemployed. Outplacement services are also provided or, at the employee’s election, a lump-sum payment of 10% of the employee’s annual base salary will be made to the employee in lieu of such services. Additionally, the employee’s beneficiary will receive a lump-sum death benefit equivalent to six months of the employee’s base salary should the employee die while entitled to enhanced severance payments.
Change of Control Employment Agreements
      We have entered into change of control employment agreements with the named executive officers, the terms and conditions of which are substantially identical. The change of control agreements provide for certain additional benefits under specified circumstances if a named executive officer’s employment is terminated following a change of control transaction involving the Company. The change of control agreements are intended to provide protections to the named executive officers that are not afforded by their existing employment agreements, but not to duplicate these benefits. The employment rights of the named executive officers under the change of control agreements would be triggered by either a change of control or a potential change of control, as described below. Each change of control agreement generally terminates two years following the date of a change of control or, in the case of a potential change of control, on the earliest of (a) the date on which the Board determines in good faith that a change of control is unlikely to occur, (b) any anniversary of the potential change of control, if, upon proper notice, the named executive officer elects to terminate his or her employment with the Company and (c) the second anniversary of the date of the potential change of control. If the named executive officer remains employed at the conclusion of such term of the change of control agreement, the officer’s existing employment agreement will continue to remain in effect. Following a potential change of control, if the Board of Directors determines in good faith that a change of control is not likely, the term of the change of control agreement may terminate but the change of control agreement will remain in force and a new term of the agreement will apply to any future change of control or potential change of control.
      A “change of control” generally includes the occurrence of any of the following events:

(a) any person, other than specified exempt persons which includes the Company and our subsidiaries and employee benefit plans, becoming a beneficial owner of 35% or more of the shares of Company voting securities;

(b) a change in the identity of a majority of our Board of Directors, unless approved by a majority of the incumbent members of the Board of Directors;

(c) approval by the stockholders of a reorganization, merger or consolidation in which:

(1) existing stockholders would own 65% or less of the voting securities of the surviving entity;

(2) any person, other than specified exempt persons, would own 35% or more of the voting securities of the surviving entity;

(3) less than a majority of the board of the surviving entity would consist of the then incumbent members of our Board of Directors; or

(d) approval by our stockholders of a liquidation or dissolution of the Company, unless such liquidation or dissolution involves a sale to a company of which following such transaction:

(1) more than 65% of the voting securities of such company would be owned by existing stockholders;

(2) no person, other than specified exempt persons, would own 35% or more of the voting securities of such company; and

(3) at least a majority of the board of directors of such company would consist of the then incumbent members of our Board of Directors.
      A “potential change of control” generally includes any of the following events:

(a) commencement of a tender or exchange offer for voting stock that, if consummated, would result in a change of control;

(b) the Company entering into an agreement which, if consummated, would constitute a change of control;

(c) commencement of an election contest subject to the Securities and Exchange Commission’s proxy rules; or

(d) occurrence of any other event that the Board of Directors determines could result in a change of control.
      During the term of the change of control agreement, a named executive officer’s position, authority, duties and responsibilities may not be diminished and all forms of compensation, including salary, bonus, regular salaried employee plan benefits, stock options, restricted stock and other awards, generally must continue on a basis no less favorable than at the beginning of the term of the change of control agreement and, in the case of specified benefits, generally must continue on a basis no less favorable in the aggregate than the most favorable application of such benefits to any of our employees.
      If we terminate a named executive officer during the term of his or her change of control agreement other than for cause or disability or if the named executive officer terminates employment with the Company for good reason or for any reason during a window period (the 90-day period commencing 366 days after any change of control), we will pay or provide such officer the following amounts and benefits:

•	a lump-sum cash payment equal to the sum of his or her then unpaid current salary, the pro rata portion of the highest bonus earned during the preceding three years and previously deferred compensation and accrued vacation time;

•	a lump-sum cash payment equal to the sum of three times the officer’s annual base salary and three times the highest annual bonus paid or awarded to the officer during the preceding three fiscal years;

•	a lump-sum cash payment equal to the sum of three times the officer’s annual base salary and three times the highest annual bonus paid or awarded during the preceding three fiscal years, to reflect the equity component of the officer’s compensation;

•	a lump-sum cash payment equal to the sum of 15% of the officer’s annual base salary, in lieu of outplacement services and three times 15% of the annual base salary that would have been paid or awarded to the officer during the fiscal year that includes the date of termination, for the perquisites component of the officer’s compensation;

•	for purposes of our Supplemental Retirement Plan and Profit Sharing Restoration Plan, three additional years added to each of the service and age criteria; and

•	continued coverage under our employee welfare benefits plans for up to four and one-half years after termination.
      In addition, all options, restricted stock and other compensatory awards held by the named executive officer will immediately vest and become exercisable and the term of these awards will be extended for up to three years following termination of employment. The named executive officer may also elect to cash out equity-based compensatory awards at the highest price per share paid by specified persons during the term of the change of control agreement or the six-month period prior to the beginning of the term of the change of control agreement.
      The change of control agreements also provide for certain benefits if, during the term of an agreement, an officer’s employment with the Company is terminated by reason of death or disability. The agreements require the officers to maintain the confidentiality of the Company’s information and, for a period of 24 months following termination of employment, to avoid any attempts to induce our employees to terminate their employment with the Company.
Indemnification Agreements
      We have entered into indemnification agreements with our directors and named executive officers, the terms and conditions of which are substantially identical. Pursuant to the indemnification agreements, we have generally agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law on the date of the particular agreement and to such greater extent as applicable law may permit in the future. The indemnification agreements also contain specific provisions pursuant to which we have agreed to indemnify each indemnitee, which include, without limitation, the following:

•	if such person is, by reason of his or her status as a director, nominee for director, officer, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at our request, any such status being referred to as a “Corporate Status,” made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding, other than a proceeding by or in the right of the Company;

•	if such person is, by reason of his or her Corporate Status, made or threatened to be made a party to any proceeding brought by or in the right of the Company to procure a judgment in our favor, except that no indemnification shall be made in respect of any claim, issue or matter in such proceeding as to which such indemnitee shall have been adjudged to be liable to us if applicable law prohibits such indemnification, unless and only to the extent that a court shall otherwise determine;

•	against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any proceeding to which such indemnitee was or is a party by reason of his or her Corporate Status and in which such indemnitee is successful, on the merits or otherwise;

•	against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a proceeding to the extent that such indemnitee is, by reason of his or her Corporate Status, a witness or otherwise participates in any proceeding at a time when such person is not a party in the proceeding; and

•	against expenses actually and reasonably incurred by such person in seeking judicial adjudications of or awards in arbitration to enforce his or her rights under the indemnification agreements but only to the extent such person prevails.
      In addition, under the terms of the indemnification agreements, we have agreed to pay all reasonable expenses incurred by or on behalf of an indemnitee in connection with any proceeding, whether brought by or in the right of the Company or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after we receive a written request from such indemnitee for such payment. Each indemnitee has agreed that he or she will reimburse and repay us for any expenses so advanced to the extent that it is ultimately determined that he or she is not entitled to be indemnified by us against such expenses.
      The indemnification agreements also include provisions that specify the procedures and presumptions that are to be employed to determine whether an indemnitee is entitled to indemnification. In some cases, the nature of the procedures specified in the indemnification agreements varies depending on whether we have undergone a change of control.
EQUITY COMPENSATION PLAN INFORMATION
      The following table provides information as of December 31, 2005 regarding shares of our common stock that may be issued under our equity compensation plans.

	Number of Securities		Weighted-Average		Number of Securities
	to be Issued upon		Exercise Price of		Remaining Available
	Exercise of		Outstanding		for Future Issuance
	Outstanding Options,		Options, Warrants		Under Equity
Plan Category	Warrants and Rights		and Rights		Compensation Plans

Equity compensation plans approved by security holders	9,453,121	(1)	$15.59	(2)	8,265,755	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	9,453,121		$15.59		8,265,755

(1)	Includes the following:

•	5,009,339 shares of common stock to be issued upon exercise of outstanding stock options granted under the 1998 Plan;

•	Stock appreciation rights based on 1,723,924 shares of common stock granted under the 1998 Plan, which, upon exercise, will be settled in stock;

•	1,659,414 shares of common stock to be issued upon the vesting of restricted stock awards outstanding under the 1998 Plan; and

•	1,060,444 PSP awards granted under the 1998 Plan, which represents the number of performance shares that will be issued assuming the Company meets the target performance measures for each three-year performance period.

Excludes approximately 147,775 shares of common stock to be issued upon exercise of outstanding stock options originally granted under five equity compensation plans adopted by Service Experts Inc. (“SEI”), a subsidiary of the Company. Such options, which have a weighted-average exercise price of $34.60, were assumed by the Company in connection with the acquisition of SEI in 2000. No additional options will be granted under SEI’s equity compensation plans.

(2)	Excludes PSP awards and restricted stock awards because such awards have no exercise price.

(3)	Includes 7,855,524 shares of common stock available for issuance under the 1998 Plan; 350,729 shares of common stock available for issuance under the Non-employee Directors’ Compensation and Deferral Plan and 59,502 shares of common stock reserved for issuance under the Employee Stock Purchase Plan, which is no longer active.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      John W. Norris, Jr., our Chairman of the Board, Stephen R. Booth, Thomas W. Booth, David V. Brown and John W. Norris, III, each a member of our Board of Directors, Lynn B. Storey, the mother of director nominee Jeffrey D. Storey, as well as other stockholders of the Company who may be immediate family members of the foregoing persons, are, individually or through trust arrangements, members of AOC Land Investment, L.L.C. (“AOC Land”). AOC Land owns 70% of AOC Development II, L.L.C., which owns substantially all of One Lake Park, L.L.C. (“One Lake Park”). We lease part of an office building in Richardson, Texas owned by One Lake Park for use as our corporate headquarters. The lease, initiated in 1998, has a remaining term of approximately 17 years and our lease payments for 2005 totaled approximately $2.9 million. We believe that the terms of our lease with One Lake Park were, at the time entered into, comparable to terms that could have been obtained from unaffiliated third parties. Mr. T. Booth serves as President and Chairman of AOC Land and Mr. Norris, Jr. serves as Treasurer.
      We do not intend to enter into any transactions in which our directors, executive officers or principal stockholders and their affiliates have a material interest unless such transactions are approved by a majority of the disinterested members of our Board of Directors and are on terms that are no less favorable to us than those that we could obtain from unaffiliated third parties. Please refer to “Proposal: Election of Directors” for additional information regarding family relationships that exist among certain members of our Board of Directors and nominees for director.
Compensation Committee Interlocks and Insider Participation
      During fiscal 2005, the Compensation Committee was composed of Mr. Thompson, Chairperson, Ms. Alvarado, Mr. Byrne and Mr. Major. No member of the Compensation Committee was an officer or employee of the Company or any of our subsidiaries. In addition, none of our executive officers served on the board of directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our Board or on our Compensation Committee.

OWNERSHIP OF COMMON STOCK
      The following table provides information regarding the beneficial ownership of our common stock as of February 27, 2006 by the following persons:

•	each person known by us to own more than 5% of the outstanding shares of our common stock;

•	each of our directors and nominees for director;

•	each of our named executive officers; and

•	all of our executive officers, directors and nominees for director, as a group.
      Beneficial ownership includes direct and indirect ownership of shares of our common stock, including rights to acquire beneficial ownership of shares upon the exercise of stock options or stock appreciation rights exercisable as of February 27, 2006 and that would become exercisable within 60 days of such date. To our knowledge and unless otherwise indicated, each stockholder listed below has sole voting and investment power over the shares listed as beneficially owned by such stockholder, subject to community property laws where applicable. Percentage of ownership is based on 71,400,844 shares of common stock outstanding as of February 27, 2006. Unless otherwise indicated, all stockholders listed below have an address in care of our principal executive offices which are located at 2140 Lake Park Blvd., Richardson, Texas 75080.

		Options/SARs
	Shares Beneficially	Exercisable Within		Percent
Name of Beneficial Owner	Owned(1)	60 Days	Total	of Class

John W. Norris, Jr.(2)	3,913,196	723,821	4,637,017	6.43%
Robert E. Schjerven	835,855	973,120	1,808,975	2.50%
Linda G. Alvarado(3)	12,165	107,672	119,837	*
Harry J. Ashenhurst, Ph.D.	282,572	147,423	429,995	*
Steven R. Booth(4)	2,807,240	36,484	2,843,724	3.98%
Thomas W. Booth(5)	2,852,493	34,977	2,887,470	4.04%
Scott J. Boxer	322,356	274,310	596,666	*
David V. Brown	1,742,287	107,672	1,849,959	2.59%
James J. Byrne	73,252	62,884	136,136	*
Susan K. Carter	99,388	0	99,388	*
Janet K. Cooper	19,324	36,484	55,808	*
C. L. (Jerry) Henry	15,275	51,615	66,890	*
John E. Major	32,763	46,384	79,147	*
Robert J. McDonough	208,428	233,215	441,643	*
John W. Norris, III(6)	318,149	28,162	346,311	*
Paul W. Schmidt	5,400	0	5,400	*
Terry D. Stinson	23,628	64,772	88,400	*
Jeffrey D. Storey(7)	231,869	0	231,869	*
Richard L. Thompson	79,343	107,672	187,015	*
All executive officers, directors and nominees for director as a group (22 persons)	12,140,634	3,220,684	15,361,498	20.59%
Barclays Global Investors, NA(8)	4,045,549	0	4,045,549	5.67%

*	Less than 1%

(1)	Includes the following unvested restricted stock awards: Mr. Schjerven— 150,806; Ms. Alvarado— 1,549; Dr. Ashenhurst— 39,175; Mr. S. Booth— 1,549; Mr. T. Booth— 4,866; Mr. Boxer— 69,175;

Mr. Brown— 1,549; Mr. Byrne— 1,549; Ms. Carter— 59,847; Ms. Cooper— 1,549; Mr. Henry— 1,549; Mr. Major— 1,549; Mr. McDonough— 69,175; Mr. Norris, III— 1,549; Mr. Schmidt— 1,549; Mr. Stinson— 1,549; Mr. Thompson— 2,324; and an aggregate of 111,068 shares pursuant to unvested restricted stock awards held by our executive officers who are not named executive officers.

Also includes the following unvested PSP awards: Mr. Schjerven— 424,886; Dr. Ashenhurst— 146,167; Mr. T. Booth— 16,155; Mr. Boxer— 140,246; Ms. Carter— 39,541; Mr. McDonough— 139,253; and an aggregate of 174,548 unvested PSP awards held by our executive officers who are not named executive officers.

(2)	Includes (a) 321,750 shares held by the John W. Norris, Jr. Trust A and 663,135 shares held by the Megan E. Norris Trust A, each of which Mr. Norris, Jr. is a co-trustee (Mr. Norris, Jr. disclaims beneficial ownership of such shares); (b) 2,674,422 shares held by the Norris Family Limited Partnership, of which Mr. Norris, Jr. is General Partner; and (c) 253,889 held by the Norris Living Trust.

(3)	Includes 8,174 shares held by Cimarron Holdings, LLC, of which Ms. Alvarado is a member.

(4)	Includes (a) 1,931,506 shares held by trusts for the benefit of Mr. Richard W. Booth and 131,168 shares held by The Booth Family Charitable Lead Annuity Trust, each of which Mr. S. Booth is a co-trustee and maintains shared voting and investment power (Mr. S. Booth disclaims beneficial ownership of such shares); (b) 642,741 shares held by the Steven R. Booth Trust of which Mr. S. Booth is a co-trustee; and (c) 83,446 shares held by Mr. S. Booth’s children. As co-trustee, Mr. T. Booth may also be considered the beneficial owner of the 1,931,506 shares held by trusts for the benefit of Mr. Richard W. Booth and the 131,168 shares held by The Booth Family Charitable Lead Annuity Trust.

(5)	Includes (a) 1,931,506 shares held by trusts for the benefit of Mr. Richard W. Booth and 131,168 shares held by The Booth Family Charitable Lead Annuity Trust, each of which Mr. T. Booth is a co-trustee and maintains shared voting and investment power (Mr. T. Booth disclaims beneficial ownership of such shares); (b) 40,062 shares held by the Thomas W. Booth Trust of which Mr. T. Booth is a co-trustee; and (c) 76,051 shares held by Mr. T. Booth’s children. As co-trustee, Mr. S. Booth may also be considered the beneficial owner of the 1,931,506 shares held by trusts for the benefit of Mr. Richard W. Booth and the 131,168 shares held by The Booth Family Charitable Lead Annuity Trust.

(6)	Includes (a) 4,987 shares held by the W.H. Norris Trust, 4,987 shares held by the B.W. Norris Trust and 4,063 shares held by the L.C. Norris Trust, each of which Mr. Norris, III is a trustee; and (b) 31,768 shares held by Mr. Norris, III’s minor children.

(7)	Includes (a) 188,137 shares held by the Jeffrey D. Storey Trust, 14,943 shares held by the Kasey Storey Revocable Trust and 14,943 shares held by the Kendra Storey Revocable Trust, each of which Dr. Storey is a trustee and (b) 3,120 shares held by the Kasey C. Storey Irrevocable Trust and 3,120 shares held by the Kendra S. Storey Irrevocable Trust, over which Dr. Storey has sole voting power only.

(8)	As reported by Barclays Global Investors, NA on a Schedule 13G filed with the Securities and Exchange Commission on January 26, 2006, as of December 31, 2005 (a) Barclays Global Investors, NA, 45 Fremont St., San Francisco, CA 94105, was deemed to hold sole voting power with respect to 2,431,451 shares and sole dispositive power with respect to 2,661,481 shares and (b) Barclays Global Fund Advisors, 45 Fremont St., San Francisco, CA 94105, was deemed to hold sole voting and dispositive power with respect to 1,384,068 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in their ownership of our common stock. Securities and Exchange Commission regulations require our directors, executive officers and greater than 10% stockholders to furnish us with copies of these reports. Based solely upon a review of such reports and related information furnished to us, we believe that, during the 2005 fiscal year, all of our directors, executive officers and greater than 10% stockholders complied with the Section 16(a) filing requirements.
COMPARISON OF TOTAL STOCKHOLDER RETURN
      The following performance graph compares our cumulative total returns with the cumulative total returns of the Standard & Poor’s Small-Cap 600 Index and a peer group of U.S. industrial manufacturing and service companies in the heating, ventilation, air conditioning and refrigeration businesses from December 31, 2000 through December 31, 2005. The chart assumes that $100 was invested on December 31, 2000, with dividends reinvested. Peer group returns are weighted by market capitalization. Our peer group includes AAON, Inc., American Standard Companies Inc., Comfort Systems USA, Inc., Maytag Corporation, Watsco, Inc., Whirlpool Corporation and York International Corporation (up to December 9, 2005, the date on which Johnson Controls, Inc. acquired York International Corporation).

AUDIT COMMITTEE REPORT
      Audit Committee Charter. The Audit Committee of Lennox International Inc. acts pursuant to its written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A. The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s financial reporting process, the system of internal control, the audit process and the Company’s process for monitoring compliance with laws and regulations and corporate policies. The Audit Committee maintains effective working relationships with the Board of Directors, management, the Company’s internal auditors and the Company’s independent registered public accounting firm (“Independent Accountants”). As set forth in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange. The Independent Accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
      Auditor Independence. The Audit Committee has reviewed and discussed the quarterly and audited financial statements, including the quality of accounting principles, with management and the Independent Accountants. The Audit Committee has also discussed with the Independent Accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the Independent Accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the Independent Accountants the Independent Accountants’ independence and considered whether the provision of non-audit services by the Independent Accountants to the Company is compatible with maintaining the accountants’ independence.
      Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the Independent Accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of the Company’s financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s Independent Accountants are in fact “independent.”
      Audit Committee Recommendation. Based upon the reviews and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
      Submitted by the Audit Committee of the Board of Directors:

C. L. (Jerry) Henry (Chairperson) Paul W. Schmidt	Janet K. Cooper John E. Major

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
      The Audit Committee of the Board of Directors has selected KPMG LLP (“KPMG”) to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2006. A representative of KPMG will be present at the 2006 Annual Meeting of Stockholders and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement at the meeting if he or she desires to do so.
Audit and Non-Audit Fees
      The following table presents the aggregate fees billed for professional services by KPMG for each of the last two fiscal years ($ in thousands).

	2005	2004

Audit Fees(1)	$4,367	$5,244
Audit-Related Fees(2)	143	114
Tax Fees(3)	578	768
All Other Fees(4)	0	0

(1)	Represents fees billed by KPMG for the audit of our annual financial statements included in our Annual Reports on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q; the audit of our internal control over financial reporting; and for services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements.

(2)	Represents fees billed by KPMG for assurance and related services reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting. Such services consisted primarily of audits of our employee benefit plans.

(3)	Represents fees billed by KPMG for tax compliance, including review of tax returns, tax advice and tax planning.

(4)	We generally do not engage KPMG for “other” services.
Audit Committee Approval of Audit and Non-Audit Services
      The Audit Committee pre-approves all audit services provided by KPMG. In addition, all non-audit services provided by KPMG are pre-approved in accordance with our policy entitled “Use of External Audit Firm for Non-Attest Services.” The policy identifies services that are specifically prohibited by Securities and Exchange Commission rules and states that these services may not be performed by the Company’s external auditors. For permissible non-audit services, the Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson. In addition, the Audit Committee has approved annual maximum amounts for tax advisory and tax return services. No engagements are commenced until the Audit Committee Chairperson’s approval has been received. All approved services are reported to the full Audit Committee at each quarterly meeting.
      In accordance with the foregoing, all services provided by KPMG in fiscal 2005 were pre-approved by the Audit Committee.
OTHER INFORMATION
Proxy Solicitation
      We will pay for the cost of this proxy solicitation. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, facsimile, email or in person. They will not be paid for soliciting proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of our common stock. Upon request, we will reimburse the brokerage houses and custodians for their reasonable expenses in so doing.

Multiple Stockholders Sharing the Same Address
      We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, stockholders who have the same address and last name will receive only one copy of our Annual Report to Stockholders, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure helps reduce our printing costs and postage fees.
      Stockholders who participate in householding will continue to receive separate Proxy Cards. Also, householding will not in any way affect dividend check mailings.
      If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Annual Report to Stockholders, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Investor Relations department by telephone at (972) 497-5000 or in writing at 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Investor Relations.
      If you participate in householding and wish to receive a separate copy of our Annual Report to Stockholders, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Investor Relations department as indicated above.
Stockholder Proposals for the 2007 Annual Meeting of Stockholders
      Proposals for Inclusion in the Proxy Statement. If you wish to submit a proposal for possible inclusion in our 2007 proxy materials, we must receive your notice, in accordance with the rules of the Securities and Exchange Commission, on or before November 15, 2006. The proposal should be sent in writing to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Corporate Secretary.
      Proposals to be Offered at an Annual Meeting. If you wish to introduce a proposal at the 2007 Annual Meeting of Stockholders but do not intend for your proposal to be considered for inclusion in our 2007 proxy materials, our Bylaws, as permitted by the rules of the Securities and Exchange Commission, require that you follow certain procedures. More specifically, you must give written notice to our Corporate Secretary of your intention to introduce a proposal. We must receive such notice at least 60 days but no more than 90 days prior to the Annual Meeting of Stockholders, or if we give less than 70 days notice of the Annual Meeting of Stockholders date, the notice must be received within 10 days following the date on which notice of the date of the Annual Meeting of Stockholders was mailed or such public disclosure was made to our stockholders. In the case of a special meeting of stockholders, we must receive notice of your intention to introduce a proposal within 10 days following the date on which notice of such meeting is first given to stockholders. Depending on the nature of your proposal, additional information may be required as well (see “Corporate Governance— Stockholder Nominations for Director”).

By Order of the Board of Directors

William F. Stoll, Jr.
Corporate Secretary
Richardson, Texas
March 24, 2006

APPENDIX A
LENNOX INTERNATIONAL INC.
AUDIT COMMITTEE
CHARTER
C.L. (Jerry) Henry, Chairperson
Janet K. Cooper
John E. Major
Paul W. Schmidt
Susan K. Carter, Non-Voting Staff Advisor
Purpose
      The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of (1) the integrity of the Company’s financial statements and related systems of internal control, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent accountants qualifications and independence, and (4) the performance of the Company’s internal audit function and independent accountants. In performing its role, the Audit Committee will maintain effective working relationships with the Board of Directors, management, the internal auditors and the independent accountants.
      The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.
Organization
      The Audit Committee shall be comprised of no less than three Directors. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Rule 10A-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended by the Sarbanes-Oxley Act of 2002, and the rules and regulations of the Commission. All members of the Audit Committee shall be financially literate and at least one member of the Audit Committee shall be a financial expert as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.
      The Board shall appoint the members of the Audit Committee annually, considering the recommendation of the Board Governance Committee. The members of the Audit Committee shall serve until their successors are appointed and qualify. The Board of Directors will appoint one Audit Committee member to serve as the Committee Chairman. The Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies in it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements referred to above. The Audit Committee shall meet when called by the Chairman, but at least four times per year. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent accountant to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
Duties and Responsibilities
      To fulfill its duties and responsibilities, the Audit Committee shall:

General Responsibilities

•	Assist the Board of Directors in satisfying its responsibilities to the shareholders with respect to matters relating to the Company’s accounting, financial reporting, audit, legal compliance and internal control practices.

•	Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

•	Attendance by nonmembers at the meetings of the Committee shall be at the sole discretion of the Committee and the Committee may invite at any time such directors, officers, employees of the Company or other parties as it determines to be beneficial to the discharge of its functions and responsibilities.

•	Meet at least annually with the senior internal auditing executive, management and the independent accountants in separate executive sessions to discuss any matters that the Committee or they believe should be discussed privately with the Audit Committee.

•	Perform the functions assigned to the Committee by the Company’s charter or bylaws, or the Board of Directors.

•	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

•	Review at least annually the Audit Committee’s own performance.

Internal Control

•	Review with the Company’s independent accountant, the Company’s internal control procedures, financial and accounting personnel and the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable or necessary.

Financial Reporting Process

•	Review with management and the independent accountants any significant accounting and reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any analysis of the effects of alternative GAAP methods on the financial statements, any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

•	Inquire of management, the independent accountants and the senior internal auditing executive about the Company’s significant risks and exposures, and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Review and discuss with management and the independent accountant the Company’s annual audited financial statements and quarterly financial statements, including disclosures made in management’s discussion and analysis of financial condition and results of operations, related footnotes and the independent accountant’s report, and resolve any questions with management, and if required, the independent accountants.

•	Review annual and/or quarterly filings with the SEC and other published documents containing the Company’s financial statements, and determine whether the information contained in these documents is consistent with that known to the committee members.

•	Ensure review of the Company’s interim financial information, including disclosures made in management’s discussion and analysis of financial condition and results of operations, by the Company’s independent accountants in accordance with applicable generally accepted auditing standards prior to the inclusion of such information in the Company’s Form 10-Q.

•	Discuss with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreement with management.

•	Discuss with management the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Discuss with management and the independent accountant the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

•	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein, and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Review of Process for Company Compliance with Laws, Regulations and Policies

•	Review with the Company’s counsel the status of open investigations and contingent liabilities and/or legal matters that could have a significant impact on the Company’s financial statements or the Company’s compliance policies.

•	Review the Company’s process for determining risks and exposures from asserted and unasserted litigation and claims.

•	Review with the Company’s counsel the status of the Company’s ethics and legal compliance program including the review of any significant occurrence (or series of occurrences) of non-compliance with the Company’s Code of Conduct.

•	Discuss with management and the independent accountant any correspondence with regulators or governmental agencies and any published reports, which raise material issues regarding the Company’s financial statements or accounting policies.

•	Establish and review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Obtain from the independent accountant assurance that Section 10A(b) of the Exchange Act has not been implicated.

•	Review and approve on an ongoing basis all related party transactions, defined as those transactions required to be disclosed under Item 404 of Regulation S-K, for potential conflict of interest situations.

Internal Audit

•	Review the appointment and replacement of the senior internal auditing executive.

•	Evaluate and approve the process for establishing the annual internal audit plan and review such plan to determine that the plan is sufficiently linked to the Company’s overall business objectives and associated risks.

•	Review with the senior internal auditing executive and management the following:

1. The Internal Audit Department Charter.

2. The Department structure, budget, staffing level and qualifications.

3. A summary of activities and significant findings during the year.

4. Any changes required in the scope of the audit plan.

•	Review the overall effectiveness of the internal audit function and review a summary of the significant reports to management prepared by the internal auditing department and management’s responses.

Independent Accountants

•	Oversee the work of the independent accountants, ensure that the independent accountants are ultimately accountable to the Audit Committee and that the Audit Committee has the sole authority to appoint or replace the independent accountants (subject, if applicable, to shareholder ratification), review and pre-approve (which may be pursuant to pre-approval policies and procedures) both audit and non-audit services to be provided by the independent accountants, and direct the dismissal of the independent accountants when circumstances warrant action.

•	Review the scope and approach of the annual audit with the independent accountants, including their process for identifying and responding to key audit and internal control risks.

•	Review and evaluate the lead partner of the independent accountants team.

•	Obtain and review a report from the independent accountants at least annually regarding (a) the independent accountants’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) (to assess the accountants’ independence) all relationships between the independent accountants and the Company. Evaluate the qualifications, performance and independence of the independent accountants, including considering whether the accountants’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the accountants’ independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent accountants to the Board.

•	Ensure the rotation as required by law of the lead (or coordinating) audit partner having primary responsibility for the audit, as well as the audit partner responsible for reviewing the audit and consider from time to time whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

•	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent accountants who participated in any capacity in the audit of the Company.

•	As warranted, management will discuss any significant issues on which they were consulted by the Company’s audit team, including matters of audit quality and consistency, with the national office of the independent accountants and, to the extent necessary, the Committee will discuss such issues with the national office of the independent accountants as well.
Reporting Responsibilities
      To satisfy its reporting responsibilities, the Audit Committee shall, among other things:

•	Cause the Company to affirm annually, in writing, to the New York Stock Exchange that:

1.	The members of the Audit Committee meet and will continue to meet, the membership requirements.

2.	The Board of Directors has adopted a written charter for the Audit Committee that complies with the New York Stock Exchange’s corporate governance rules.

3.	The Company has established an internal audit function that complies with the New York Stock Exchange’s corporate governance rules.

•	Disclose, or cause to be disclosed, in the Company’s proxy statement or Annual Report on Form 10-K, as applicable, information required by the Commission and the New York Stock Exchange, including without limitation, that:

1.	All Audit Committee members are independent.

2.	The Audit Committee is governed by a written charter, and include a copy of the charter at least once every three years.

•	Include in the Company’s proxy statement a report from the Audit Committee that states that it has:

1.	Reviewed and discussed the Company’s audited financial statements with management and the independent accountant.

2.	Discussed the quarterly financial statements, including the quality of accounting principles, with the independent accountants.

3.	Discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61.

4.	Received the required written independence disclosures from the independent accountants.

5.	Recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K.
Special Authorities
      The Audit Committee shall also have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibility. The Committee shall have unrestricted access to members of management, independent accountants and all information relevant to its responsibilities. The Committee shall be empowered to retain independent counsel, accountants or others as they deem appropriate from time to time. The Company shall provide for appropriate funding of such services deemed appropriate by the Audit Committee, for payment of (1) compensation to any public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (2) compensation to any advisors employed by the Audit Committee retained as set forth above, and (3) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.
Limitation of Audit Committee’s Role
      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent accountants.

THIS PROXY WILL BE VOTED AS DIRECTED BELOW, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR”	Please	☐
ALL NOMINEES LISTED IN PROPOSAL 1. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.	Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

1.	Election of the following nominees as Class II directors for a term expiring in 2009.

01 Linda G. Alvarado	FOR	WITHHOLD AUTHORITY
02 Steven R. Booth	all nominees	to vote for all
03 John E. Major	listed	nominees listed	EXCEPTIONS
04 Jeffrey D. Storey	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name in the space provided below.

2.	At the discretion of the named Proxies on any other matter that may properly come before the meeting or any adjournment thereof.

I (We) plan to attend the Annual Meeting	☐
of Stockholders on April 20, 2006.

Dated	,2006

Signature

Signature

Please sign exactly as your name appears hereon. Executors, administrators, guardians, and others signing in a fiduciary capacity should indicate such capacity when signing. If shares are held jointly, each holder should sign. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet	OR	Telephone	OR	Mail
http://www.proxyvoting.com/lii		1-866-540-5760		Mark, sign and date your
Use the Internet to vote your proxy.		Use any touch-tone telephone to		proxy card and return
Have your proxy card in hand when		vote your proxy. Have your proxy		it in the enclosed
you access the web site.		card in hand when you call.		postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement
on the Internet at www.lennoxinternational.com
<http://www.lennoxinternational.com>
and select SEC Filings from the Financials menu.

LENNOX INTERNATIONAL INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 20, 2006
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The signatory of this Proxy, by execution on the reverse side of this Proxy, hereby appoints and constitutes John W. Norris, Jr. and William F. Stoll, Jr., and each of them, with full power of substitution, with the powers the signatory of this Proxy would possess if personally present, to vote all shares of Lennox International Inc. Common Stock entitled to be voted by the signatory at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on April 20, 2006, at the University of Texas at Dallas School of Management, southeast corner of Drive A and University Parkway, Richardson, Texas 75083, or at any reconvened meeting after any adjournment or postponement thereof, on the matters set forth on the reverse side in accordance with any directions given by the signatory and, in their discretion, on all other matters that may properly come before the Annual Meeting or any reconvened meeting after any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND, IN THE NAMED PROXIES’ DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
(Important — please sign and date on the reverse side and return promptly)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
You can now access your Lennox International Inc. account online.
Access your Lennox International Inc. stockholder account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for Lennox International Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN
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